Exhibit 99.1

FOR IMMEDIATE RELEASE

Schmitt Industries Files Form 10-K for Fiscal Year 2008; Net Income

Increases $202,000 from Previously Announced Results

August 14, 2008	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced that it has filed its annual report for the fiscal year ended May 31, 2008 with the Securities and Exchange Commission on Form 10-K. The 10-K reports net income of $1,103,104 for Fiscal 2008, which represents an increase of $202,000 over the net income figure that was previously announced by the Company on July 17, 2008, primarily due to purchase accounting adjustments and the net tax benefits associated with the Company’s acquisition of Xtero Datacom, Inc., which closed in February of this year.

The following table presents the effect of the purchase accounting adjustments and the tax benefits associated with the acquisition on the Company’s results for the three months ended May 31, 2008 and the fiscal year ended May 31, 2008, as previously announced on July 17, 2008:

	Three Months Ended May 31, 2008		Year Ended May 31, 2008
	As Previously Announced July 17, 2008	As Filed Per Form 10-K	As Previously Announced July 17, 2008	As Filed Per Form 10-K
Operating Expenses	$1,505,550	$1,519,588	$5,242,115	$5,256,153
Net Income	$223,895	$425,719	$901,280	$1,103,104
Net Income Per Share, Diluted	$0.08	$0.14	$0.32	$0.39

About Schmitt Industries, Inc.

Schmitt Industries, Inc. designs, assembles and markets computer controlled balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc. the Company designs, manufactures and markets precision laser measurement systems used in surface measurement applications and dimensional measurement applications (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. Located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

This release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors including but not limited to the uncertainties of the Company’s new product introductions, the risks of increased competition and technological change in the Company’s industry and other factors detailed in the Company’s SEC filings. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they were made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Linda M. Case, Investor Relations (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. — PORTLAND, OREGON 97210 — 503/227-7908 — FAX 503/223-1258